Exhibit 10.03

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), entered into this 28th day of April, 2015 (the “Effective Date”), sets forth the arrangement between Mohit Bhansali, who resides at __________________ (“Consultant”), and Energy Telecom, Inc., a Florida corporation with its principal place of business located at 3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084 (the “Company”), with respect to compensation to which Consultant may become entitled under the terms and conditions set forth in this Agreement.

W I T N E S S E T H:

WHEREAS, Company desires to obtain management services from the Consultant as an independent contractor in connection with its business and operations, and Consultant desires to provide such services, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. Consulting Arrangement.  The Company hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Company from time to time during the term of this consulting arrangement in connection with the Company’s business.  Without limiting the generality of the foregoing, Consultant will assist the Company by serving as interim President.

2. Compensation and Term.   This Agreement shall begin effective as of the Effective Date and shall continue for a period of twelve (12) months from the Effective Date (the "Consulting Period"). For services hereunder, the Company shall pay the Consultant $5,000 per month (the “Consulting Fee”).  Notwithstanding the foregoing, the Company may terminate this Agreement upon 30 days prior written notice.  If the Company elects to terminate this Agreement prior to the end of the Consulting Period, the Company shall pay to the Consultant, on the date of termination, the amount of Consulting Fees owed to Consultant through the end of the Consulting Period.

3.           Independent Contractor Relationship.  This Agreement is intended to create an independent contractor relationship between Consultant and Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

(a)
No Taxes Withheld from Compensation. Company will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

(b)
Consultant Controls Time and Effort.  It is agreed that Company is interested only in the ultimate results of Consultant’s activities pursuant to this Agreement, and that Consultant shall have exclusive control over the time and effort invested by Consultant pursuant to this Agreement, and the manner and means of Consultant’s performance under this Agreement, provided, however, that the Consultant shall meet such project deadlines as established by the Company from time to time.

(c)
Independence from Company.  The parties further agree that Consultant shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates.  Consultant will not represent that it is an employee of Company. Consultant shall at all times represent himself and be construed as independent of Company.  Consultant shall not, under any circumstances, be deemed to be a servant or employee of Company for any purpose, including for Federal tax purposes.  Consultant’s relationship to Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Consultant and the Company.  Consultant shall have no authority to bind Company or any of its employees, officers, directors, representatives or affiliates by any promise or representation, oral or otherwise, unless specifically authorized in a writing bearing an authorized signature of a Company officer, director or representative.

4.           Confidential Information. Consultant acknowledges that, pursuant to this Agreement, it may be given access to or may become acquainted with certain information, trade secrets or both, of Company (collectively, the “Confidential Information") and the exclusive property of Company.

5.           Nondisclosure of Confidential Information.  During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.  Consultant expressly agrees that the Confidential Information affects the successful and effective conduct of Company’s business and its good will, and that any breach of the terms of this Section by Consultant is a breach of this Agreement.

The Consultant recognizes that, as between the Company and the Consultant, any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"), whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant shall return to the Company, or destroy (and certify to such destruction in writing to the Company), all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

6.           Exceptions to Nondisclosure.  Notwithstanding anything to the contrary contained in this Agreement, Consultant shall not be prohibited from disclosing to third parties, or using without the prior written consent of Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to Consultant, as evidenced by written records in the possession of Consultant, (c) is subsequently disclosed to Consultant by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to Company which would allow Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

7.           Representations and Warranties.  Consultant represents and warrants to the Company that:

(a)	he has the power, authority, and legal capacity to enter into and to perform this Agreement; and

(b)	this Agreement when executed and delivered by the Consultant will be a legal, valid and binding obligation enforceable against the Consultant in accordance with its terms.

8.           Injunctive Relief and Damages. Consultant acknowledges and agrees that the covenants and obligations of Consultant set forth in Section 5with respect to confidentiality relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Consultant from committing any violation of the covenants and obligations referred to in this Section 8. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity. Nothing contained in this Section 8 shall be construed as prohibiting the Company from pursuing any other remedies available to any of it for any such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation.

9.           Governing Law and Jurisdiction.  The Company and the Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York, New York County, and of the United States District Court for the Southern District of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts.  The Consultant further agrees that service of any process, summons, notice or document by mail, return receipt requested, to the Consultant’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Consultant in any such court.  The Company and the Consultant hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York, New York County, or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

10.           Severability.  If the law does not allow a provision of this Agreement to be enforced, such unenforceable provision shall be amended to become enforceable and reflect the intent of the parties, and the rest of the provisions of this Agreement shall remain in effect.

11.           Waiver.  The failure of any party, in any instance, to insist upon strict enforcement of the provisions of this Agreement shall not be construed to be a waiver or relinquishment of enforcement in the future, and the terms of this Agreement shall continue to remain in full force and effect.

12.           Assignability. This Agreement shall not be assignable by either party.

13.           Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

14.           Entire Agreement.  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

15.           Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that both parties have participated in the preparation of this Agreement.

16.           Survival. Consultant agrees that the provisions of Sections 5 – 16 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.

17.           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument.  Confirmation of execution by electronic transmission of a facsimile signature shall be binding on the confirming party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ENERGY TELECOM, INC.

Name:                      Thomas Rickards
Title: Chief Executive Officer

CONSULTANT

Mohit Bhansali